Exhibit 99.1

MTM Technologies Announces First Quarter Fiscal 2007 Results

•	Record quarterly revenue of $75.2 million, up 52% from prior year and 6% sequentially
•	Service revenue of $17.5 million, up 21% from prior year and 6% sequentially

STAMFORD, CT - August 10, 2006 - MTM Technologies, Inc. (NASDAQ: MTMC), a leading national provider of innovative IT solutions and services to Global 2000 and mid-size companies, today announced financial results for its first fiscal quarter ended June 30, 2006.

"We were pleased with the company’s revenue performance in the first quarter, which was highlighted by our revenue crossing the $300 million annualized run rate level. The first quarter represented another record revenue performance, with growth of 52% as compared to the prior fiscal year’s first quarter, being driven from both product and services revenue," said Francis J. Alfano, Chief Executive Officer. “In last quarter’s earnings release we stated that we were going to refine our operating model in fiscal 2007 to drive greater profitability. To that point, we recently completed a head count reduction as one of the final stages of integrating the infrastructures from several previous acquisitions, thereby improving the company’s ability to leverage its national unified infrastructure. We are optimistic that our recently lowered expense structure will enable us to show positive and improving EBITDA over the course of this fiscal year as we continue to grow our revenue.

“During the first quarter we won numerous awards, as noted below, recognizing our growth and leadership position, and we continue to make excellent progress against our strategy of establishing MTM Technologies as the preeminent, national provider of IT solutions and services to the middle market. Our relationships with customers and key strategic partners continues to strengthen, and we believe that MTM Technologies is well positioned for future revenue growth and improving profitability.”

Key Highlights for First Quarter 2007

During the quarter, the Company:

•	Acquired Southern California based access solutions provider Axcent Solutions, Inc.
•	Was named Captaris Partner of the Year.
•	Won 2006 VARBusiness 500 Editor’s Choice Award.
•	Was named as a CRN Fast-Growth 100 Company.

First Fiscal Quarter 2007 Financial Results

Net revenue for the first fiscal quarter ended June 30, 2006 was $75.2 million, an increase of 52% as compared to the prior fiscal year’s first quarter, with strong growth in both product and service revenue. The increase in net revenue from the prior year resulted primarily from the acquisition of NEXL, Inc. on December 1, 2005.

Gross margin for the first fiscal quarter ended June 30, 2006 was 20.1%, as compared with 21.9% for the prior fiscal year’s first quarter. Product gross margin of 14.5% increased from 14.3% in the prior year’s quarter, while service gross margin of 38.5% was down from the prior year’s 40.3%.

EBITDA for the first fiscal quarter ended June 30, 2006 was negative $2.6 million, including $1.6 million for restructuring and other charges and $369,000 for additional share-based compensation expense. EBITDA for the prior year’s first fiscal quarter was negative $472,000.

Net loss attributable to common shareholders for the first fiscal quarter ended June 30 2006 was $6.8 million, or $0.59 per share, as compared with a net loss of $5.1 million, or $0.68 per share, for the prior year’s first fiscal quarter.

Financial Outlook

Mr. Alfano stated, "We expect revenue for the quarter ending September 30, 2006 will be in the range of $75 million to $77 million and that fiscal year 2007 revenues will be in excess of $300 million, with service revenue representing about 23% to 25% of total revenue. We expect to report positive EBITDA for our second fiscal quarter ending September 30, 2006 and are striving to begin fiscal year 2008 at an approximate 5% EBITDA run rate and growing upward from there with quarterly revenue of approximately $85 million.”

Non-GAAP Financial Measures

MTM Technologies believes that EBITDA, which is not a recognized measure for financial presentation under United States generally accepted accounting principles (“GAAP”), provides investors and management with a useful supplemental measure of its operating performance by excluding the impact of interest, taxes, depreciation, and amortization. A table reconciling net loss calculated in accordance with GAAP to EBITDA is included in the financial statements in this release. EBITDA does not have any standardized definition and is therefore unlikely to be comparable to similar measures presented by other reporting companies.

About MTM Technologies, Inc.

MTM Technologies, Inc. is a leading national provider of innovative IT solutions and services to Global 2000 and mid-size companies. Partnered with industry-leading technology providers such as Cisco Systems, Citrix, Microsoft, HP, Sun Microsystems, EMC, and Avaya, MTM Technologies offers comprehensive solutions in the areas of access, convergence, consolidation, and virtualization. In addition, MTM Technologies provides a broad range of managed services, including system monitoring and management, hosting, security management, IP telephony management, and IT support, as well as IT staffing and training services. For more information, visit www.mtm.com.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include MTM Technologies' entry into new commercial businesses, the risk of obtaining financing, recruiting and retaining qualified personnel, and other risks described in MTM Technologies' Securities and Exchange Commission filings. The forward looking statements in this press release speak only as of the date hereof and MTM Technologies disclaims any obligation to provide updates, revisions or amendments to any forward looking statement to reflect changes in MTM Technologies’ expectations or future events.

For more information, contact: Timothy Dolan Senior Managing Director Integrated Corporate Relations, Inc. 203-682-8200 timothy.dolan@ircinc.com	Michael El-Hillow Chief Financial Officer MTM Technologies, Inc. 203-975-3750 inverstorrelations@mtm.com

MTM TECHNOLOGIES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except share data)

	June 30, 2006	March 31, 2006
	(Unaudited)
ASSETS
Current assets:
Cash	$14,133	$18,154
Accounts receivable - trade, net of allowance of $1,127 and $977, respectively	57,216	48,930
Inventories	2,573	3,762
Prepaid expenses and other current assets	6,161	4,740
Total current assets	80,083	75,586

Property and equipment	17,484	15,942
Goodwill	68,425	67,134
Identified intangible assets, net of amortization	5,882	6,574
Other assets	1,486	1,017
TOTAL ASSETS	$173,360	$166,253

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Secured revolving credit facilities	$19,577	$14,916
Inventory financing agreements	6,112	5,641
Current portion of promissory notes	667	667
Accounts payable and accrued expenses	44,712	37,727
Deferred revenue	5,526	5,370
Current portion of capital lease obligations	566	561
Total current liabilities	77,160	64,882

Secured promissory note	23,087	22,947
Non-current portion of capital lease obligation	831	1,011
Other long-term liabilities	1,633	695
Total liabilities	102,711	89,535

Shareholders’ equity:
Series A preferred stock, $.001 par value; 31,000,000 and 14,000,000 shares authorized; 20,024,832 outstanding respectively	49,883	49,883
Common stock, $.001 par value; authorized 80,000,000 shares; issued and outstanding 11,565,234 and 11,490,537, shares respectively	12	12
Additional paid-in capital	54,439	54,121
Accumulated deficit	(33,685)	(27,298)
Total shareholders’ equity	70,649	76,718
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$173,360	$166,253

 MTM TECHNOLOGIES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations (1)

(In thousands, except per share data)

	Three Months Ended June 30,
	2006	2005
Net revenues:
Products	$57,682	$35,006
Services	17,549	14,554
Total net revenues	75,231	49,560
Costs and expenses:
Cost of products sold	49,330	30,006
Cost of services provided	10,796	8,692
Selling, general and administrative	17,786	12,465
Restructuring and other charges	1,611
Share-based compensation	449	26
Total costs and expenses	79,972	51,189
Loss from operations	(4,741)	(1,629)
Interest and other expense	(1,316)	(3,436)
Loss before tax	(6,057)	(5,065)
Provision for taxes	330
Net loss	(6,387)	(5,065)
Preferred Stock dividend	408
Net loss attributable to common shareholders	$6,795	$(5,065)

Weighted average number of common shares outstanding-basic and diluted	11,552	7,407
Net loss per common share basic and diluted	$(0.59)	$(0.68)

(1)  Information for fiscal year 2005 has been restated

MTM Technologies, Inc. and Subsidiaries
EBITDA Reconciliation (1)

	Three Months Ended
	June 30,
(in thousands)	2006	2005

EBITDA	$(2,565)	$(472)
Deduct:
Depreciation and amortization	2,219	1,157
Interest expense	1,273	3,436
Taxes	330
Net loss	$(6,387)	$(5,065)

(1)  Information for fiscal year 2005 has been restated